H97000020075

ARTICLES OF AMENDMENT

Article I. Name
---------------

The name of this Florida corporation is: San Marino Minerals, Inc. (the "Corporation").

Article II. Amendment
---------------------

The Articles of Incorporation of the Corporation are amended as follows:

Article III is deleted in its entirety and replaced with the following:

Article III - Capital Stock
---------------------------

The corporation shall have the authority to issue 100,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 preferred shares at a par value of $0.10.

Article III. Date Amendment Adopted
-----------------------------------

The amendment set forth in these Articles of Amendment was adopted on December 5, 1997.

Article IV. Shareholder Approval of Amendment
---------------------------------------------

The amendment set forth in these Articles of Amendment was proposed by the Corporation's Board of Directors and approved by the shareholders by a vote sufficient for approval of the amendment.

The undersigned executed this document on the date shown below.

San Marino Minerals, Inc.

By: /s/ Greg K. Kuroda
    -------------------
Print Name: Greg K. Kuroda
Print Title: Assistant Secretary

Date: 12/5/97
      -------

Corporate Creations International Inc.
941 Fourth Street #200
Miami Beach FL 33139
(305) 672-0686

H07000020075

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